Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

COMMENCES EXCHANGE OFFER FOR

ZERO-COUPON CONVERTIBLE

SENIOR SUBORDINATED NOTES DUE 2022

NAPLES, FLORIDA (November 30, 2004) — Health Management Associates, Inc. (NYSE: HMA) announced today that it has commenced an offer pursuant to which holders of its outstanding Zero-Coupon Convertible Senior Subordinated Notes due 2022 (CUSIP Numbers: 421933AC6 and 421933AD4) (“Old Notes”) can exchange all or a portion of their Old Notes for an equal amount of a new issuance of Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022 (“New Notes”). The exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

The terms of the New Notes will be substantially similar to the terms of the Old Notes, except that: (i) upon conversion of the New Notes, HMA will pay to the holder cash equal to the accreted value of the New Notes being converted and the remainder in cash or shares of common stock, at HMA’s option, (ii) holders of the New Notes may require HMA to repurchase the New Notes on January 28, 2006, (iii) the New Notes will contain additional anti-dilution protection for cash dividends until January 28, 2007, (iv) the New Notes will require HMA to pay only cash (in lieu of cash, shares of common stock or a combination of cash and shares of common stock) when HMA repurchases the New Notes at the option of the holders, whether on a specified purchase date or upon the occurrence of a fundamental change, and (v) contingent interest payable on the New Notes will equal to 0.125% of the average price of the New Notes during the relevant specified period.

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 28, 2004 (the “Expiration Date”) unless extended. Holders must tender their Old Notes prior to the Expiration Date if they wish to participate in the exchange offer.

Additional information concerning the terms of the exchange offer and copies of the Exchange Circular and related documents may be obtained from Global Bondholder Services Corporation, the information agent at (866) 389-1500.

-more-

Health Management Associates, Inc., Page 2

This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and upon completing the previously announced transaction to acquire the 312-bed Bon Secours Venice Hospital, 212-bed Bon Secours St. Joseph’s Hospital, 133-bed Bon Secours St. Mary’s Hospital and the exchange of 76-bed Williamson Memorial Hospital for 56-bed Bartow Memorial Hospital, will operate 56 hospitals in 15 states with approximately 8,213 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

# # #